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                                                                    EXHIBIT 21.1

                     ASPECT TELECOMMUNICATIONS CORPORATION

         SUBSIDIARIES OF THE REGISTRANT--JURISDICTION OF INCORPORATION

Aspect Telecommunications AG
Switzerland

Aspect Telecommunications A/S
Denmark

Aspect Telecommunications B.V.
The Netherlands

Aspect Telecommunications Canada Company
Canada

Aspect Telecommunications GmbH
Germany

Aspect Telecommunications K.K.
Japan

Aspect Telecommunications Ltd.
Hong Kong

Aspect Telecommunications Ltd.
United Kingdom

Aspect Telecommunications NV
Belgium

Aspect Telecommunications PTE (S) Ltd.
Singapore

Aspect Telecommunications Pty. Ltd.
Australia

Aspect Telecommunications SAS
France

Commerce Soft, Inc.
United States

TCS Management Group, Inc.
United States

Voicetek Corporation
United States

Envoy Holdings Ltd.
United States

Prospect Software, Inc.
United States

Aspect Telecommunications International Corporation
United States